EXHIBIT 99.1

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 —
SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS

        The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by public companies. This safe harbor protects a company from securities law liability in connection with forward-looking statements if the company complies with the requirements of the safe harbor. As a public company, we have relied and will continue to rely on the protection of the safe harbor in connection with our written and oral forward-looking statements.

        When evaluating MDSI’s business, you should consider:

•	all of the information in this quarterly report on Form 10-Q;

•	the risk factors described in the Company’s annual report for the year ended December 31, 2004 filed with the Securities and Exchange Commission; and

•	the risk factors described below.

Risk Factors

        Our business is subject to the following risks. These risks could cause actual results to differ materially from results projected in any forward-looking statement in this report.

Potential fluctuations in revenues and/or costs affect quarterly operating results.

        Our results of operations have fluctuated in the past and are likely to continue to fluctuate from period to period depending on a number of factors, including the timing and receipt of significant orders, the timing of completion of contracts, fluctuations in costs in the completion of contracts, increased competition, regulatory and other developments in our vertical markets, changes in the demand for our products and services, the cancellation of contracts, difficulties in collection of receivables, the timing of new product announcements and introductions, difficulties encountered in the protection of intellectual property rights, changes in pricing policies by us and our competitors, delays in the introduction of products or enhancements by us, expenses associated with the acquisition of products or technology from third parties, the mix of sales of our products and services and third party products, seasonality of customer purchases, personnel changes, the mix of international and North American revenue, tax policies, foreign currency exchange rates and general economic and political conditions.

        We believe that economic and political developments and trends have adversely affected levels of capital spending by companies in a variety of industries, including companies in the vertical markets that we serve. While such economic and political conditions are likely to continue to affect demand for our products and services in 2005, we believe that the telecommunications and cable/broadband markets have begun to show signs of recovery from such difficult times and that these trends will benefit us. However, these markets have also shown a recent trend toward consolidation, particularly in the United States, which we believe could postpone purchase decisions within the industry and could have an adverse impact on our software and services revenues from these markets in the short term.

        We rely upon our ability to implement and integrate mobile workforce management solutions on schedule and to the satisfaction of our customers. We from time to time have experienced certain implementation and other problems that have delayed the completion of certain projects, including the failure of third parties to deliver products or services on a timely basis, delays caused by customers and development delays. Because we currently recognize revenue on a percentage of completion method, delays in completion of certain contracts have caused delays in recognition of revenue and, consequently, unanticipated fluctuations in quarterly results. There can be no assurance that we will be able to complete current projects or implement future systems on a timely and cost effective basis or that delays will not result in cancellations of contracts or result in the imposition of substantial penalties. Any such material delay, cancellation or penalty could have a material adverse effect upon our business, financial condition, operating results and cash flows.

        Because we are unable to forecast with certainty the receipt of orders for our products and services and our expense levels are relatively fixed and are based, in part, upon its expectation of future revenue, if revenue levels fall below expectations as a result of a delay in completing a contract, the inability to obtain new contracts, the cancellation of an existing contract or otherwise, operating results are likely to be adversely affected. As a result, net income may be disproportionately affected because a relatively small amount of our expenses vary with our revenue.

        Based upon all of the foregoing factors, we believe that our quarterly revenue, direct expenses and operating results are likely to vary significantly in the future, that period-to-period comparisons of the results of operations are not necessarily meaningful and that such comparisons should not be relied upon as an indication of future performance. We may also choose to reduce prices or increase spending in response to competition, or to pursue new market opportunities. If new competitors, technological advances by existing competitors or other competitive factors require us to reduce our prices or invest significantly greater resources in research and development efforts, our operating results in the future may be adversely affected. There can be no assurance that we will be able to grow in future periods or that we will be able to sustain our level of total revenue or achieve revenue growth on a quarterly or annual basis. It is likely that in some future quarter our operating results will be below published Company forecasts and/or the expectations of public market analysts and investors. In such event, the market price of our Common Shares would likely be materially adversely affected.

Dependence on third party products and services may cause fluctuations in operating results.

        Since 1996, we have been, and anticipate that from time to time we will be, engaged to provide, in addition to our own products and services, third party hardware, software and services, which we purchase from vendors and sells to our customers. For the years ended December 31, 2004, 2003 and 2002, 4.7%, 9.5% and 6.5%, respectively, of our revenue was attributable to third party products and services. As the revenue generated from the supply of third party products and services may represent a significant portion of certain contracts and the installation and rollout of third party products is generally at the discretion of the customer, we may, depending on the level of third party products and services provided during a period, experience large quarterly fluctuations in revenue. In addition, because our gross margins on third party products and services are substantially below gross margins historically achieved on revenue associated with our products and services, large fluctuations in quarterly revenue from the sale of third party products and services will result in significant fluctuations in direct costs, gross profits, operating results, cash flows and other items expressed as a percentage of revenue.

        Certain functionality of our software solutions rely on software developed, provided and licensed by third party vendors. If we fail to reach a commercially acceptable agreement with respect to the licensing of such software, or reach an agreement under commercially onerous terms, or such third-party software fails to operate effectively, our products, reputation and/or financial results could be materially affected.

We experience various non-recurring costs.

        Over the past few years we have recorded material strategic expenses in connection with due diligence related to investigations of potential business combinations, restructuring costs in connection with downsizing, as well as a large write-off of an account receivable balance with respect to a legal dispute with a former customer. We anticipate approximately $0.3 million to be incurred in the second quarter of 2005 in investigating potential acquisitions. While we do not currently foresee any legal disputes or restructuring costs in 2005, there can be no assurance that costs of this nature will not arise again nor that such charges will not be material. Significant nonrecurring changes could have an adverse effect on our business, financial condition, operating results and cash flow.

Lengthy sales cycles for Advantex products may affect operating results.

        The purchase of a mobile workforce management solution is often a significant purchase decision for prospective customers and requires us to engage in sales efforts over an extended period of time and to provide a significant level of education to prospective customers regarding the use and benefits of such systems. Due in part to the significant impact that the application of mobile workforce management solutions has on the operations of a business and the significant commitment of capital required by such a system, potential customers tend to be cautious in making acquisition decisions. As a result, our products generally have a lengthy sales cycle ranging from several months to several years. Consequently, if sales forecasted from a specific customer for a particular quarter are not realized in that quarter, we may not be able to generate revenue from alternative sources in time to compensate for the shortfall. The loss or delay of a large contract could have a material adverse effect on our quarterly financial condition, operating results and cash flows, which may cause such results to be less than our expectations or the analysts’ expectations. Moreover, to the extent that significant contracts are entered into and required to be performed earlier than expected, operating results for subsequent quarters may be adversely affected. In particular, due to economic conditions and developments in our core markets, we have experienced an increase in the time necessary to complete the negotiation and signing of contracts with some of our customers.

A significant portion of our revenue is derived from significant contracts from a limited number of customers.

        Our revenue is dependent, in large part, on significant contracts from a limited number of customers. During the years ended December 31, 2004, 2003 and 2002, approximately 47%, 44% and 29%, respectively, of our consolidated revenue was attributable to five or fewer customers. During the year ended December 31, 2004, Telkom South Africa Limited accounted for 19.3% of our consolidated revenue and Transco PLC accounted for 10.6% of our consolidated revenue. During the year ended December 31, 2003, Telkom South Africa Limited accounted for 18.0% of our consolidated revenue and Transco PLC accounted for 17.1% of our consolidated revenue. During the year ended December 31, 2002, no individual customer accounted for 10% or more of our overall revenue. We believe that revenue derived from current and future large customers will continue to represent a significant portion of its total revenue. The inability to continue to secure and maintain a sufficient number of large contracts would have a material adverse effect on our business, financial condition, operating results and cash flows. Moreover, our success will depend in part upon our ability to obtain orders from new customers, as well as the financial condition and success of our customers and general economic conditions.

        The size of a contract for a particular customer can vary substantially depending on whether we are providing only our own products and services or we are also responsible for supplying third party products and services. We recognize revenue using the percentage of completion method, which we calculate based on total man-days incurred compared to total man-days we estimate for completion. Therefore, any significant increase in the costs required to complete a project, or any significant delay in a project implementation schedule, driven either by the customer or by us, could have a material adverse effect on that contract’s profitability and because of the size of each contract, on our overall results of operations. We from time to time have also experienced certain implementation and other problems that have delayed the completion of certain projects, including the failure of third parties to deliver products or services on a timely basis and delays caused by customers. Our contracts generally provide for payments upon the achievement of certain milestones. Therefore, any significant delay in the achievement of milestones on one or more contracts would affect the timing of our cash flows and could have a material adverse effect on our business, financial condition, operating results and cash flows. Any significant failure by us to accurately estimate the scope of work involved, plan and formulate a contract proposal, effectively negotiate a favorable contract price, effectively negotiate the specifications for a workforce management system, properly manage a project or efficiently allocate resources among several projects could have a material adverse effect on our business, financial condition, operating results and cash flows.

A large portion of our backlog is derived from a limited number of customers.

        A large portion of our backlog consists of a relatively small number of large contracts relating to sales of our software and related equipment and services, and sales of third party products and services. Due to the long, complex sales process and the mix of sales of our products and services and third party products and services, our backlog may fluctuate significantly from period to period. In addition, under the terms of some of our contracts, our customers may elect to terminate their contracts with us at any time after notice to us or to delay certain aspects of installation. Due to the relative size of a typical contract compared to our annual and quarterly revenue, a termination or installation delay of one or more contracts could have a material adverse effect on our business, financial condition, operating results and cash flows. Contracts for software maintenance and support are generally renewable every year and are subject to renegotiation upon renewal. There can be no assurance that our customers will renew their maintenance contracts or that renewal terms will be as favorable to us as existing terms.

        We believe that volatile economic conditions and reduced capital spending by existing and prospective customers have and may continue to adversely affect demand for our products and services in 2005. In particular, service providers, utilities companies, cable/broadband and telecommunications companies in North America have been impacted since the latter half of 2000. While we believe that economic conditions in certain of our vertical markets show signs of improvement, we believe that economic conditions and general trends are likely to continue to delay purchasing and implementation decisions. If the economic conditions in the United States and Canada worsen or if a global economic slowdown occurs, we may experience reduced revenues, increased costs, reduced margins and increased risks associated with the collection of customer receivables, any of which may have a material adverse impact on its business, operating results, cash flows and financial condition.

Demand for our product varies on a seasonal basis.

        Certain of the vertical markets targeted by us include industries with implementation requirements that vary seasonally. For example, utility companies in North America generally have decreased implementation activity in winter months when such utilities face their greatest consumer demand. As a result, our results of operations may also vary seasonally, and such variation may be significant.

We have a history of losses and fixed operating expenses.

        As of March 31, 2005, we had an accumulated deficit of $29.1 million. There can be no assurance that we will realize revenue growth or be profitable on a quarterly or annual basis. We plan to continue to allocate significant resources to our operating expenses related to sales and marketing operations, to fund significant levels of research and development, to broaden our customer support capabilities and to maintain our administrative resources. A relatively high percentage of our expenses are fixed in the short term and our expense levels are based, in part, on our expectations of future revenue. To the extent that such expenses precede or are not subsequently followed by increased revenue, our business, financial condition, operating results and cash flows could be materially adversely affected. In addition, due to the rapidly evolving nature of its business and markets, we believe that period-to-period comparisons of financial results are not necessarily meaningful and should not be relied upon as an indication of future performance.

We may undertake an acquisition or other business transaction.

        We may, when and if the opportunity arises, acquire other products, technologies or businesses involved in activities, or having product lines, that are complementary to our business. Acquisitions involve numerous risks, including difficulties in the assimilation of the operations, technologies and products of the acquired companies, the diversion of management’s attention from other business concerns, risks associated with entering markets or conducting operations with which we have no or limited direct prior experience and the potential loss of key employees of the acquired company. Moreover, there can be no assurance that any anticipated benefits of an acquisition will be realized. Future acquisitions by us could result in potentially dilutive issuances of equity securities, the use of cash, the incurrence of debt and contingent liabilities, and write-off of acquired research and development costs, all of which could materially and adversely affect our financial condition, results of operations and cash flows.

Future revenue streams will be derived from newly developed products.

        We expect that a significant portion of our future revenue will be derived from the sale of newly introduced products and from enhancement of existing products, including Advantex r7 and Advantex r7.7, “Advantex in a Box”. Our success will depend in part upon our ability to enhance our current products on a timely and cost-effective basis and to develop new products that meet changing market conditions, including changing customer needs, new competitive product offerings and enhanced technology. There can be no assurance that we will be successful in developing and marketing on a timely and cost-effective basis new products and enhancements that respond to such changing market conditions. If we are unable to anticipate or adequately respond on a timely or cost-effective basis to changing market conditions, to develop new software products and enhancements to existing products, to correct errors on a timely basis or to complete products currently under development, or if such new products or enhancements do not achieve market acceptance, our business, financial condition, operating results and cash flows could be materially adversely affected. In light of the difficulties inherent in software development, we expect that we may experience delays in the completion and introduction of new software products.

We have experienced significant growth.

        Since our inception, we have experienced periods of rapid growth in product sales, personnel, research and development activities, number and complexity of products, the number and geographic focus of our targeted vertical markets and product distribution channels. The total number of employees of the Company has grown from 9 employees in Canada in February 1993 to 333 employees located in Canada, the United States and other international locations at December 31, 2004. We have also expanded the geographical areas in which we operate. Such growth may place strains on our management, administrative, operational and financial resources, as well as increased demands on our internal systems, procedures and controls. There can be no assurance that we will be able to effectively manage our operations or future growth and expansion into new markets. Failure to do so could have a material adverse effect on our business, financial condition, operating results and cash flows.

We are dependent upon certain key personnel.

        Our performance and future operating results are substantially dependent on the continued service and performance of our senior management and key technical and sales personnel. Competition for qualified personnel is intense, and there can be no assurance that we can retain our key technical, sales and managerial employees or that we will be able to attract or retain additional highly qualified technical and managerial personnel. The loss of the services of any of our senior management or other key employees or the inability to retain the necessary technical, sales and managerial personnel could have a material adverse effect upon the our business, financial condition, operating results and cash flows.

We are dependent upon selected vertical markets.

        Since our inception, substantially all of our revenue has been derived from the sale of products and services to customers in the utility, telecommunication and cable/broadband markets. We anticipate that a significant portion of our revenue will continue to be generated by sales of products and services to these markets. Demand for our services in these markets has fluctuated and is likely to fluctuate in the future. In addition, we believe that recent economic developments and trends have adversely affected and may continue to adversely affect levels of capital spending by companies in a variety of industries, including the vertical markets we serve. We believe that these and other factors may cause potential and existing customers to delay or defer purchasing decisions or seek to terminate or delay payment under existing contracts for our products and services. Such factors may also increase the amount of doubtful accounts or adversely affect the likelihood of collection of such accounts. A decline in demand for our products in these markets as a result of economic conditions, competition, technological change or otherwise, would have a material adverse effect on our business, financial condition, operating results and cash flows. There can be no assurance that we will be able to diversify our product offerings or revenue base by entering into new vertical markets or continue to earn revenue in current markets.

We are dependent upon our marketing relationships.

        Our products are marketed by our direct field sales force as well as by third parties that act as lead generators or with whom we act together as a co-marketer or co-seller. Our existing agreements with such partners are nonexclusive and may be terminated by either party without cause. Such organizations are not within our control, are not obligated to purchase products from us and may also represent and sell competing products. There can be no assurance that our existing partners will continue to provide the level of services and technical support necessary to provide a complete solution to our customers or that they will not emphasize their own or third-party products to the detriment of the our products. The loss of these partners, the failure of such parties to perform under agreements with us or our inability to attract and retain new resellers with the technical, industry and application experience required to market our products successfully could have a material adverse effect on our business, financial condition, operating results and cash flows. We may enter into certain joint ventures in order to facilitate our expansion into other vertical markets and geographic areas. To the extent that such joint ventures are not successful, there could be a material adverse effect on our business, financial condition, operating results and cash flows.

We operate in a competitive environment.

        The markets for mobile workforce management applications, wireless connectivity software, mobile data network equipment and mobile computing devices are highly competitive. Numerous factors affect our competitive position, including price, product features, product performance and reliability, ease of use, product scalability, product availability on multiple platforms (server, wireless carrier, and mobile workstation), ability to implement mobile workforce management solutions domestically and internationally while meeting customer schedules, integration of products with other enterprise solutions, availability of project consulting services and timely ongoing customer service and support. Within these markets, there are a small number of new ventures, either small companies attempting to establish a business in this market or large companies attempting to diversify their product offerings. We expect such competition to intensify as acceptance and awareness of mobile workforce management solutions continue. In addition, a small number of our potential customers develop software solutions internally, thereby eliminating the requirement for suppliers such as us. Current or potential competitors may establish cooperative arrangements among themselves or with third parties to increase the ability of their products to address customer requirements. Certain of our competitors have substantially greater financial, technical, marketing and distribution resources than us. As a result, they may be able to respond more quickly to new or emerging technologies and changing customer requirements, or to devote greater resources to the development and distribution of existing products. There can be no assurance that we will be able to compete successfully against current or future competitors or alliances of such competitors, or that competitive pressures faced by us will not materially adversely affect our business, financial condition, operating results and cash flows.

        We primarily compete in the utilities market with, Intergraph Corporation, Accenture (through its FFE Workforce Management solution), SPL WorldGroup, ViryaNet Inc. and ClickSoftware, Inc. Our primary competitors for telecommunications customers are Telcordia Technologies, Inc., a company that has historical relationships with certain of the large telecommunications companies, and ClickSoftware, Inc. Less frequently, we encounter Vidus Ltd., a company recently acquired by At Road Inc. In the cable/broadband market, our primary competitors are Telcordia Technologies Inc., C–Cor Inc. and CSG Systems International Inc.

        We believe that the principal competitive factors in other field service markets are the ability to improve the customer service aspects of an organization’s business and reduce its costs through increased productivity of field service representatives. We compete in these markets with other suppliers of wireless enablement products, such as Antenna Software, Inc., Dexterra, Everypath Inc and Extended Systems, enterprise application solution providers, such as Astea, Metrix and Fieldcentrix, and larger enterprise software companies, such as Oracle Corporation and Siebel Systems.

We carry the risk of product defects and implementation failure.

        Software products, including those offered by us, contain undetected errors or omissions. Software products, when implemented, installed, configured and customized, may also fail to perform according to customer expectations due to the failure by the customer to properly specify its system requirements, failure by the customer to properly operate or interact with the system, operator error, technical problems associated with the customer’s host system, or the resistance of the customer’s workforce to the adoption of new technology. In addition, software products may fail to perform according to expectations due to our failure to properly design the system to operate in the environment, infrastructure or communications network in which the product is to be used. There can be no assurance that, even after testing by us and by current and potential customers, our products will be free of errors or will perform according to expectations with respect to response time, ability to communicate over multiple networks, scalability, stability and ease of use. Such errors and failures could result in loss of or delay in market acceptance of our products, the cancellation of contracts or the imposition of substantial penalties, any of which could have a material adverse effect on our business, financial condition, operating results and cash flows.

We are dependent on our ability to protect our intellectual property rights.

        Our success is dependent on our ability to protect our intellectual property rights. We rely principally upon a combination of copyright, trademark, trade secret and patent laws, non-disclosure agreements and other contractual provisions to establish and maintain our rights. To date, we have been granted trademark registrations or have registrations pending in the United States, Canada and the European Community for the MDSI, Advantex, Wireless@work and Compose trademarks. In addition, we have been granted several patents in the United States and internationally covering various aspects of its technology, and have filed further patent applications, which are pending a substantive examination. As part of our confidentiality procedures, we generally enter into nondisclosure and confidentiality agreements with each of our key employees, consultants, distributors, customers and corporate partners, to limit access to and distribution of our software, documentation and other proprietary information. There can be no assurance that our efforts to protect our intellectual property rights will be successful. Despite our efforts to protect our intellectual property rights, unauthorized third parties, including competitors, may be able to copy or reverse engineer certain portions of our software products, and use such copies to create competitive products. Policing the unauthorized use of our products is difficult, and, while we are unable to determine the extent to which piracy of our software products exists, the risk of software piracy can be expected to continue. In addition, the laws of certain countries in which our products are or may be licensed may not protect our products and intellectual property rights to the same extent as do the laws of Canada and the United States. As a result, our sales of products in such countries may increase the likelihood that our proprietary technology is infringed upon by unauthorized third parties. In addition, because third parties may attempt to develop similar technologies independently, we expect that software product developers will be increasingly subject to infringement claims as the number of products and competitors in our industry segments grows and the functionality of products in different industry segments overlaps. Although we believe that our products do not infringe on the intellectual property rights of third parties, there can be no assurance that third parties will not bring infringement claims (or claims for indemnification resulting from infringement claims) against us with respect to copyrights, trademarks, patents and other proprietary rights. Any such claims, whether with or without merit, could be time consuming, result in costly litigation and diversion of resources, cause product shipment delays or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us or at all. A claim of product infringement against us and failure or inability to license the infringed or similar technology could have a material adverse effect on our business, financial condition, operating results and cash flows.

We are dependent on certain third parties.

        Certain contracts require us to supply, coordinate and install third party products and services or employ subcontractors. We believe that there are a number of acceptable vendors and subcontractors for most of our required products, but in many cases, despite the availability of multiple sources, we may select a single source in order to maintain quality control and to develop a strategic relationship with the supplier or may be directed by a customer to use a particular product. The failure of a third party supplier or subcontractor to provide a sufficient and reliable supply of parts and components or products and services in a timely manner could have a material adverse effect on our results of operations. In addition, any increase in the price of one or more of these products, components or services could have a material adverse effect on our business, financial condition, operating results and cash flows.

Additionally, under certain circumstances, we supply products and services to a customer through a larger company with a more established reputation acting as a project manager or systems integrator. In such circumstances, we have a sub-contract to supply our products and services to the customer through the prime contractor. In these circumstances, we are at risk that situations may arise outside of our control that could lead to a delay, cost over-run or cancellation of the prime contract which could also result in a delay, cost over-run or cancellation of our sub-contract. The failure of a prime contractor to supply its products and services or perform its contractual obligations to the customer or to us in a timely manner could have a material adverse effect on our financial condition, results of operations and cash flows.

Exchange rate fluctuations affect our results of operations.

        Because our reporting and functional currency is the United States dollar, our operations outside the United States face additional risks, including fluctuating currency values and exchange rates, hard currency shortages and controls on currency exchange. To the extent we have operations outside the United States, we are subject to the impact of foreign currency fluctuations and exchange rate changes on our reporting in our financial statements of the results from such operations outside the United States. We are hedged, to some extent, from foreign exchange risks because of our ability to purchase and sell in the local currency of the jurisdictions in which we operate. In addition, we have entered into foreign currency contracts under certain circumstances to reduce our exposure to foreign exchange risks. There can be no assurance, however, that the attempted matching of foreign currency receipts with disbursements or hedging activities will adequately moderate the risk of currency or exchange rate fluctuations which could have a material adverse effect on our business, financial condition, operating results and cash flows. In certain historical periods, the relative weakness of the U.S. dollar has contributed to an increase in direct costs as a percentage of revenue, as the majority of our direct costs are incurred in Canadian dollars. During the year ended December 31, 2004, we did not enter into any foreign currency contracts.

We have international operations.

        In the years ended December 31, 2004, 2003 and 2002, revenue derived from sales outside of North America accounted for approximately 39.3%, 44.5% and 30.9%, respectively, of our total revenue. Because our revenue is dependent, in large part, on significant contracts with a limited number of customers, the percentage of our revenues that is derived from sales outside of North America has fluctuated, and may continue to fluctuate, from period to period. We believe that our ability to grow and be profitable will require additional expansion of our sales in foreign markets, and that revenue derived from international sales will account for a significant percentage of our revenue for the foreseeable future. This expansion has required and will continue to require significant management attention and financial resources. Our inability to expand international sales in a timely and cost-effective manner could have a material adverse effect on our business, financial condition, operating results and cash flows. There are a number of risks inherent in our international business activities, including changes in regulatory requirements, tariffs and other trade barriers, costs and risks of localizing products for foreign markets, longer accounts receivable payment cycles, difficulties in collecting payments, reduced protection for intellectual property, potentially adverse tax consequences, limits on repatriation of earnings, the burdens of complying with a wide variety of foreign laws, nationalization, war, insurrection, terrorism and other political risks and factors beyond our control. Fluctuations in currency exchange rates could adversely affect sales denominated in foreign currencies and cause a reduction in revenue derived from sales in a particular country. In addition, our revenue earned abroad may be subject to taxation by more than one jurisdiction, thereby adversely affecting our earnings. There can be no assurance that such factors will not materially adversely affect our future international sales and, consequently, our business, financial condition, operating results and cash flows.

        As a result of the international scope of our operations, our business is carried out under an international corporate structure that has been designed in part to optimize tax costs to us. The effectiveness of this international corporate structure from a tax perspective, and the corresponding risk of any negative financial impact on us from the imposition of tax liability on us in the event such structure is not effective, depends on the quality of our internal compliance and implementation procedures, as well as external regulatory factors such as investigations, audits and decisions by tax officials and changes in tax laws, regulations and policies.

We are exposed to product liability claims.

        The license and support of products by us may entail the risk of exposure to product liability claims. A product liability claim brought against us or a third party that we are required to indemnify, whether with or without merit, could have a material adverse effect on our business, financial condition, operating results and cash flows. We carry insurance coverage for product liability claims, which we believe to be adequate for our operations.

We are subject to Canadian laws and regulations which may have anti-takeover effects.

        An investment in the Common Shares of the Company which results in a change of control of the Company may, under certain circumstances, be subject to review and approval under the Investment Canada Act if the party or parties acquiring control is not a Canadian person (as defined therein). Therefore, the Canadian regulatory environment may have the effect of delaying, deferring or preventing a change in control of the Company.

        We are organized under the laws of Canada and, accordingly, are governed by the Canada Business Corporations Act (the “CBCA”). The CBCA differs in certain material respects from laws generally applicable to United States corporations and shareholders, including the provisions relating to interested directors, mergers and similar arrangements, shareholders’ suits, indemnification of directors and inspection of corporate records.

        As a result of being a reporting issuer in certain provinces of Canada, we are required to file certain reports in such jurisdictions. As part of such reports, we are required to file consolidated financial statements prepared in accordance with generally accepted accounting principles (“GAAP”) as applied in Canada. Canadian and US GAAP differ in certain respects, including the treatment of certain reorganization costs, acquired research and development costs, and the expensing of stock options. As a result, our Condensed Consolidated Financial Statements included in this report may differ materially from our financial statements filed in Canada.

Our share price may be subject to price volatility and related risks.

        The trading prices of the Common Shares have been subject to wide fluctuations since trading of our shares commenced in December 1995. There can be no assurance that the market price of the Common Shares will not significantly fluctuate from its current level. The market price of the Common Shares may be subject to wide fluctuations in response to quarterly variations in operating results, announcements of technological innovations or new products by us or our competitors, changes in financial estimates by securities analysts, or other events or factors. In addition, the financial markets have experienced significant price and volume fluctuations for a number of reasons, including the failure of the operating results of certain companies to meet market expectations that have particularly affected the market prices of equity securities of many high-technology companies that have often been unrelated to the operating performance of such companies. These broad market fluctuations, or any industry-specific market fluctuations, may adversely affect the market price of the Common Shares. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against such a company. Such litigation, whether with or without merit, could result in substantial costs and a diversion of management attention and resources, which would have a material adverse effect on our business, financial condition, operating results and cash flows.